                                                                    Exhibit 99.1



NEWS                                                        [KEYCORP LETTERHEAD]




MEDIA CONTACT:    JOHN FULLER                     ANALYST CONTACT:     VERNON L. PATTERSON
                  216.689.8140                                         216.689.0520
                  william_fuller@keybank.com                           vernon_patterson@keybank.com

KEY MEDIA                                         INVESTOR RELATIONS
NEWSROOM:         www.key.com/newsroom            INFORMATION:         www.key.com/ir


FOR IMMEDIATE RELEASE


  KEYCORP ACTS DECISIVELY TO BUILD LOAN LOSS RESERVE, STRENGTHEN BALANCE SHEET
  ----------------------------------------------------------------------------

              COMPANY INCREASES DIVIDEND FOR 37TH CONSECUTIVE YEAR
              ----------------------------------------------------

CLEVELAND, December 20, 2001 - KeyCorp (NYSE: KEY) announced today a fourth quarter after-tax charge of approximately $410 million, or $0.96 per common share. Of this amount, $372 million, or $0.87 per share, is for an additional provision for loan losses. The remaining $38 million, or $.09 per share, is for principal investing write-downs and to further strengthen balance sheet reserves.

     Key also announced that its Board of Directors increased the cash dividend
1.7 percent to an annual rate of $1.20 per share on its common stock. This marks the 37th consecutive year the company has increased its dividend. The first payment at this new rate of $0.30 per quarter is payable on March 15, 2002, to shareholders of record on March 5, 2002.

     "In May, we announced a series of initiatives to sharpen our strategic focus by returning to our core relationship businesses," said Chairman and Chief Executive Officer Henry L. Meyer III. "Today, we are restoring Key's tradition of having a strong loan loss reserve position coupled with a conservative credit culture. Building our loan loss reserve and strengthening our balance sheet is critically important in the wake of September 11 and the continued uncertainty surrounding the timing of an economic recovery. These actions position us to take full advantage of the economic rebound when it occurs.

     "Further, I am pleased that the Board reaffirmed its confidence in Key's future financial performance by increasing the dividend."

                                     -more-



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ADD ONE - KEYCORP BUILDS LOAN LOSS RESERVE, DECLARES DIVIDEND
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     Results for the fourth quarter of 2001 will include pre-tax charges of approximately $650 million ($410 million after-tax), identified as follows:

     - An increase in the loan loss reserve of $590 million, a non-cash charge of which approximately $425 million will be used to build the reserve for the continuing portfolio. The remaining amount will be added to non-replenishing reserves for losses on loan sales and the runoff portfolio.

     - An additional $60 million represents a $45 million mark-to-market adjustment in our principal investing portfolio, primarily for travel and airline related investments which were directly impacted by the events of September 11, and a $15 million reserve for customer derivative losses.

     As a result of these actions, Key's allowance for loan losses at December 31, 2001, is expected to be approximately $1.7 billion, or 2.6 percent of period-end loans, compared with 1.8 percent at September 30, 2001. Over this same time period, the allowance for loan losses as a percent of nonperforming loans is expected to increase from 133 percent to approximately 183 percent. For the continuing portfolio alone, the allowance for loan losses as a percent of nonperforming loans is expected to exceed 216 percent at year-end 2001.

     Key has also continued to strengthen its capital ratios. At December 31, 2001, Key's tangible equity to tangible assets ratio is expected to be above 6.4 percent, compared with 6.1 percent a year-ago.

     The company expects fourth quarter 2001 earnings, excluding the charges announced today, to be $0.54 to $0.56 per common share. Key will release its fourth quarter results on Wednesday, January 16, 2002.

CONFERENCE CALL
---------------

     KeyCorp will hold a conference call at 10:00 a.m. EST, today. The live Internet broadcast can be accessed through the Investor Relations section at www.key.com/ir at that time. The press release and conference slides will be posted at www.key.com/ir at 8:00 a.m. If you are unable to join the live conference call, or wish to hear a rebroadcast, access www.key.com/ir and select "Presentations." A tape of the call will be available until 5:00 p.m., Wednesday, December 26.

     Cleveland-based KeyCorp is one of the nation's largest bank-based financial services companies, with assets of approximately $84 billion. Key companies provide investment management, retail and commercial banking, retirement, consumer finance, and investment banking products and services to individuals and companies throughout the United States and, for certain businesses, internationally. The company's businesses deliver their products and services through KeyCenters and offices; a network of approximately 2,400 ATMs; telephone banking centers (1.800.KEY2YOU); and a Web site, Key.com,(R) that provides account access and financial products 24 hours a day.

FOR MORE INFORMATION CONTACT:
Media: John Fuller. 216.689.8140. william_fuller@keybank.com
Investor Relations: Vernon L. Patterson.216.689.0520.
vernon_patterson@keybank.com

                                     -more-


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ADD ONE - KEYCORP BUILDS LOAN LOSS RESERVE, DECLARES DIVIDEND
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--------------------------------------------------------------------------------
This news release contains forward-looking statements that are subject to assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such forward-looking statements for a variety of factors including: changes in interest rates; continued weakness in the economy which could materially impact credit quality trends and the ability to generate loans; failure of the capital markets to function consistent with customary levels; delay in or inability to execute strategic initiatives designed to grow revenues and/or manage expenses; consummation of significant business combinations or divestitures; changes in law imposing new legal obligations or restrictions or unfavorable resolution of litigation; disruption in the economy or business operations or activities as a result of terrorist activities or military actions; and changes in accounting, tax or regulatory practices or requirements.
--------------------------------------------------------------------------------

                                      # # #

Editor's Note: For up-to-date company information, media contacts and facts and figures about Key's lines of business, visit our Media Newsroom at Key.com/newsroom.